As filed with the Securities and Exchange Commission on March 6, 2024

Registration No. 333-255807

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 3

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AXOGEN, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1301878
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

13631 Progress Boulevard, Suite 400

Alachua, Florida 32615

Tel: (386) 462-6800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marc Began

Axogen, Inc.

Executive Vice President and General Counsel

13631 Progress Boulevard, Suite 400

Alachua, Florida 32615

Tel: (386) 462-6800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jaclyn Liu, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

(415) 268-7000

From time to time after the effective date of this Registration Statement

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 3 (this “Amendment”), filed by Axogen, Inc. (“Registrant”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”):

•

Registration Statement No. 333-255807, filed with the U.S. Securities and Exchange Commission (the “SEC”) on May  6, 2021, which was subsequently amended by the Post-Effective Amendment No. 1 to Form S-3, which was filed with the SEC on February 25, 2022, and Post-Effective Amendment No. 2 to Form S-3, which was filed with the SEC on February 25, 2022, registering the offer and sale by the Registrant of up to $100,000,000 of securities (the “Prior Registration Statement”).

This Amendment is being filed by Registrant to (i) terminate all offerings under the Prior Registration Statement and (ii) withdraw and deregister any and all of the securities registered for issuance on the Prior Registration Statement but remaining unsold as of the date hereof.

The Company hereby terminates the effectiveness of the Prior Registration Statement and, in accordance with the undertakings contained in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of the offerings, hereby removes from registration any and all of such securities registered and remaining unsold under the Prior Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alachua, State of Florida, on March 6, 2024.

AXOGEN, INC.

By:	/s/ Karen Zaderej
Karen Zaderej
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 3 to the Prior Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.